UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2016

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EVOLUTIONARY GENOMICS, INC.

(Exact name of registrant as specified in its charter)

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Nevada	000-54129	26-4369698
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1026 Anaconda Drive, Castle Rock, Colorado 80108

(Address of Principal Executive Office) (Zip Code)

(720) 900-8666

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 25, 2016, the Company received a Project Report from the University of Missouri regarding validation of the Company’s soybean genes.  These results showed that transformation of the Williams 82 cultivar of domestic soybeans using the Company’s EG19 gene from wild, ancestral plants was effective in increasing resistance to soybean cyst nematodes.  The Company has engaged the University of Missouri to expand validation testing in soybeans and adding validation testing of pathogen resistance genes in corn and tomatoes.  We have incorporated these new developments into our Research Portfolio update below.  It should be read in conjunction with our 10-K Annual Report filed February 19, 2016 and our 10-Q Quarterly Reports filed May 11, 2016 and August 12, 2016.

RESEARCH PORTFOLIO UPDATE

On August 14, 2000, the Company was issued patent number 6274319, titled “Methods to identify evolutionarily significant changes in polynucleotide and polypeptide sequences in domestic plants and animals”. On June 1, 2004, the Company was issued patent number 6743580, titled “Methods for producing transgenic plants containing evolutionarily significant polynucleotides”. These patents are for the core Adapted Traits Platform that we use for the discovery of genes in humans, animals and commercial crops. The Company has applied the Adapted Traits Platform in research projects including identifying genes believed to be responsible for increases in yield in corn, increases in yield in rice, salt tolerance and sugar content in tomatoes and pest/disease resistance in soybeans and other crops.

Over the last five years, the Company has focused its efforts on the discovery and validation of pest/disease resistance genes in multiple crops and the validation of our tomato sweetness genes.  Our most advanced and potentially most valuable genes are soybean genes that provide resistance against soybean cyst nematodes but we have also advanced similar research in common bean, tomatoes, cotton and corn.  The table below summarizes the current status of our research portfolio:

Crop - Trait	Gene	Confidence Level	Patent Status	Proof of Concept	Ready to Market to Seed Companies	Estimated Remaining R&D Cost	Estimated US Seed Sales
Soybean pest/disease resistance	EG261	High	Issued	2013	Oct 2017	$108,633	$5.1 billion
Soybean pest/disease resistance	EG19	High	Pending	Aug 2016	Oct 2017	$108,633	$5.1 billion
Soybean pest/disease resistance	EGS	Medium	Pending	Jun 2017	Oct 2017	$108,633	$5.1 billion
Soybean pest/disease resistance	20 candidate genes	Low	N/A	TBD	TBD	TBD	$5.1 billion
Common bean pest/disease resistance	EG69	High	In process	Sep 2016	Oct 2017	$79,992	$50 million
Tomato sweetness	EG+	High	Pending	2015	Dec 2017	$20,000
Tomato pest/disease resistance	EG887	Med-High	Pending	Sep 2017	Dec 2017	$247,599
Corn pest/disease resistance	EG333	Low	Pending	Dec 2017	May 2018	$192,224	$9.2 billion
Cotton pest/disease resistance	12 candidate genes	Low-Med	N/A	Jun 2018	Oct 2018	$250,000	$924 million
Cotton fiber length	5 candidate genes	Low-Med	N/A	Jun 2018	Oct 2018	$200,000	$924 million
						$1,315,713

The information presented in this table represents estimates prepared by our management based on information available on the date of this report.  These estimates are subject to many risks and significant change.  The confidence level expressed in this table refers to management’s expectation of the efficacy of the genes and does not include any judgement about their marketability or the risk of competitive gene discovery by others.  We have included estimated remaining R&D costs including independent academic labs, lab supplies and patent costs but excluding our employee and facility costs.  If genes are successfully licensed, the Company would expect to have minimal ongoing costs related to those license agreements.  Given the estimated remaining R&D costs, our normal general and administrative and compensation expenses and our current cash balances, we do not expect to need to raise additional capital to complete these projects.  We expect licensing revenue to begin in late 2017 or 2018 and be available to fund future projects.

Soybeans:

The Company previously used its Adapted Traits Platform to identify candidate genes in wild, ancestral soybean plants that may impact the plant’s resistance to soybean cyst nematodes and other pathogens.  In previous hairy root validation studies at the University of Wisconsin – Madison, domestic soybean plants were transformed using one of these genes, EG261, followed by hairy root testing that showed a significant increase in resistance.  In August 2016, the Company received results from validation studies performed by the University of Missouri using the Company’s second gene, EG19 to transform domestic soybean plants that also showed significant increases in resistance to soybean cyst nematodes.

The results of this validation research were used to file patents on the use of these genes to improve domestic soybean seed lines and, on April 29, 2014, the Company was issued US patent number 8710300 for EG261.  Additional patents, domestic and international patents on both EG261 and EG19, along with a third gene, EGS, are in various stages of prosecution.

The research to date, while proving the effectiveness of these genes, is not sufficient to market for licensing purposes.  In April, 2016, the University of Missouri began new, robust validation research using EG261, EG19 and EGS in various combinations to transform domestic soybean plants and test the resulting plants for pathogen resistance.  This research is expected to produce a full set of data over multiple generations sufficient to market to seed companies.  We expect to market these genes in late 2017 with second generation validation results due in 2018.

If results from this research confirm the previous findings, the Company will enter negotiations for long term research collaboration and licensing agreements with seed companies. If these negotiations are successful, this type of agreement will likely have an upfront payment, milestone payments during their testing and a licensing royalty stream once the genes are incorporated into commercial seed lines. The testing phase includes field trials and there are many risks in this process including some that are outside of the Company’s control.  The amounts of milestone and royalty payments included in licensing agreements vary significantly based on the importance/effectiveness of the gene but can be from 1% to 5% of seed sales of seeds that include the gene licensed.

Common bean:

In a project funded by the Bill and Melinda Gates Foundation, the Company engaged Tennessee State University to validate genes in common bean and cowpeas for pest resistance.  Those studies are expected to produce a final report in the fall of 2016 and preliminary results appear to indicate that the genes are effective in pathogen resistance.  While the market for common bean is significantly less than for other crops, we intend to market this gene along with our soybean genes late in 2017.

Tomatoes:

The Company identified a gene in tomatoes that appears to impact the plant’s ability to tolerate salt and a gene that appears to control sweetness. We filed a patent application on the use of these genes and engaged the University of Florida to perform validation of these genes.  We received results from these tests in 2015 which confirm that these genes do significantly impact sweetness in tomatoes.  We intend to market these genes in late 2017 along with our pest/disease resistance genes.

The Company has identified a gene in wild tomatoes that we believe is responsible for a higher level of pest/disease resistance than domesticated tomato plants.  In September 2016, we engaged the University of Missouri to use EG887 to transform domestic tomato plants and test for increased resistance.  We should receive results of these validation studies in the fall of 2017 and then market to the industry.  We have filed for patents on the use of this gene.

Corn:

The Company has identified a gene, EG333, that we believe may increase pathogen resistance in corn.  We have engaged the University of Missouri to transform domestic corn using EG333 and test for increased resistance.  This gene represents a higher risk than most of our portfolio but also may have very significant value if successful.  We expect to have proof-of-concept results in late 2017 with a more robust data set in 2018.

Cotton:

In 2014, the Company began a project to identify genes in cotton that may impact traits of commercial interest.  In particular, we intend to focus on pest resistance and fiber length.  We have used our Adapted Traits Platform to identify positively selected candidate genes and, during 2017, intend to further research these genes to confirm that they were positively selected.  If any of these genes remain promising, we intend to contract with an independent lab to validate their effectiveness.  Our research in cotton is the least advanced in our portfolio but builds on the successes that we have seen in other crops and the market for these genes, if successful, could be very valuable.

Grant Revenue:

In the past, the Company relied on grant revenue.  All revenue from the $262,476 United Soybean Board grant has been recognized and, if we receive licensing revenue on our soybean genes, we are responsible for paying the United Soybean Board a ten percent royalty not to exceed 150% of the grant amount.  As of June 30, 2016, the Company had $63,920 remaining revenue to be recognized on the Bill and Melinda Gates grant and $73,810 remaining revenue to be recognized on the Colorado Advanced Industries Grant.

The Company intends to vigorously pursue grant funding from governmental agencies, industry associations and grant making foundations. In the last two years, the Company has applied for federal grants for projects including significantly expanding our research in agricultural crops, applying our Adapted Traits Platform to genetic research in algae and livestock and advancing research that led us to genes that may impact AIDS and inflammation in humans.  The impact of approval of any of these grants would allow us to dramatically expand our research efforts but these sources of funding are often subject to limitations in available funds, funding priorities in areas other than the our area of focus, political uncertainties, long approval processes and competition with other research proposals.

TRADING OF SHARES AND LOCKUP AGREEMENTS

On June 6, 2014, Evolutionary Genomics, Inc., a Delaware corporation (“EG”), EG I, LLC (“EG I”) and Fona, Inc., a Nevada corporation (“Fona”), Fona Merger Sub, Inc., a Delaware corporation (“Sub”) and Fona Merger Sub, LLC, a Colorado limited liability company (“Sub LLC”), entered into an Agreement and Plan of Merger as amended by the Amended and Restated Agreement and Plan of Merger dated March 2, 2015 (the “Merger Agreement”), pursuant to which, on October 19, 2015 Sub merged with EG and Sub LLC merged with EG I, with each EG and EG I surviving as wholly owned subsidiaries of Fona.  On October 19, 2015, Fona changed its name to Evolutionary Genomics, Inc.

Effective September 11, 2016, 2,833,270 shares of the Company’s total 5,881,898 shares of common stock outstanding will be free from restriction on trading including shares owned by former Fona shareholders, former EG I, LLC members and former EG Crop Science, Inc. shareholders.  An additional 344,986 shares will be free from restriction effective as of December 11, 2016 and 344,983 shares will be free from restriction as of March 11, 2017.  On September 9, 2016, the Company’s CEO, Steve Warnecke donated 120,752 shares to three charities which will be free from restriction on December 10, 2016 and the remaining 2,237,907 shares are owned by the Company’s officers and directors.

Shareholders are encouraged to contact the Company’s transfer agent, Corporate Stock Transfer, 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209 for removal of certain legends from stock certificates.  The Company’s outside attorneys have provided a blanket opinion to Corporate Stock Transfer to facilitate the removal of the legends from the certificates. Shareholders will be required to submit a letter requesting legend and lockup removal along with the original stock certificate, payment of $85.00 and return delivery instructions.  The shareholder may provide instructions to have the certificate sent directly to their broker-dealer.

Effective September 9, 2016, the Company’s directors and officers entered into lockup agreements that restrict them from disposition of shares, other than to another restricted holder or affiliate, for the lesser of two years or until EG’s common stock trades in the public market at a price in excess of $12.00 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLUTIONARY GENOMICS, INC.

Dated: September 9, 2016	By:	/s/ Steve B. Warnecke
	Name:	Steve B. Warnecke
	Title:	Chief Executive Officer, Chief Financial Officer, President and Chairman of the Board